                                                                       NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision to Supply RF Chipsets for 3G Mobile Handset Design Win

Company to host conference call and webcast on Wednesday, July 21 at 9:00 a.m. ET

JACKSONVILLE, Fla., July 20, 2010 – ParkerVision, Inc. (Nasdaq: PRKR), announced today that it has entered into an agreement with its confidential baseband partner to supply RF chipsets that incorporate ParkerVision’s d2p™ technology, for a 3G mobile handset design win. The agreement includes negotiated pricing and other terms for the baseband partner’s purchase of one million RF chipsets from ParkerVision.  The chipsets will be used with baseband processors sold to a leading mobile handset OEM, who is a significant customer of ParkerVision’s baseband partner.

ParkerVision developed its chipset in conjunction with its baseband partner, a global supplier of mobile handset and data card baseband chipsets, to seamlessly interface with their line of baseband processors.  ParkerVision and its baseband partner have worked closely to secure an initial design win for d2p-based chipsets from a leading handset OEM who is a current customer of the baseband partner.  This OEM customer is targeting an initial product launch incorporating ParkerVision’s chipset for late 2010. Upon receipt of its first OEM order, ParkerVision’s baseband partner is committed to place a blanket purchase order for one million chipsets and to release an initial shipment for delivery under terms already negotiated.  The handsets incorporating ParkerVision’s chipsets are expected to launch in Asia in one of the world’s fastest growing mobile handset markets.

Jeffrey Parker, CEO and Chairman of ParkerVision, commented, "Working together with our baseband partner, we’ve created a compelling total 3G solution.  As market adoption of 3G handsets and data devices enjoys the fastest rate of growth in the wireless segment, consumer demands for increased battery life have increased exponentially.   Our product offering significantly reduces power consumption and heat generation during both voice calls and internet connectivity.  The power saved through the use of d2p provides longer talk and data connectivity times which we believe many handset OEMs will quickly embrace as they see both the quality and availability of our product.”  Mr. Parker continued, "This agreement positions us to be able to seamlessly launch our differentiated 3G product with one of our baseband partner’s highly valued handset OEM customers who is a well-regarded brand-name that continues to experience rapid growth.   I believe this first design-win for our RF chipset will open the gates for many other opportunities for both this and other product solutions built upon our d2p technology.”

d2p is ParkerVision's proprietary RF technology for the modulation and amplification of RF waveforms. This technology provides for the development of cost-effective, high-performance, low power consumption RF systems. Initially targeted at the 3G market, the ParkerVision-enabled solutions will allow handset users to experience greater battery life during talk and data connectivity than is possible using current state-of-the-art wireless technology.

Conference Call

ParkerVision will host a conference call tomorrow, Wednesday, July 21, 2010, at 9:00 a.m. Eastern time. To participate in the teleconference, please dial 1-888-812-8536 approximately 10 min. before conference is scheduled to begin.  International callers should dial + 913-981-5539.  To listen via live webcast, please go to the ParkerVision website at: http://ir.parkervision.com/events.cfm.  If you are unable to participate during the live conference call and webcast, the conference call audio cast will be archived and available for replay in the Investor Relations section of the Company's website at http://parkervision.com for approximately 90 days.

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About ParkerVision, Inc.

ParkerVision, Inc. designs, develops and markets its proprietary RF technologies, which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Florida.  For more information, please visit www.parkervision.com. (PRKR-G)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2009, and the Form 10-Q for the period ended March 31, 2010.  These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Ron Stabiner
Chief Financial Officer	or	Vice President
ParkerVision, Inc.		The Wall Street Group, Inc.
904-732-6100, cpoehlman@parkervision.com		212-888-4848, rstabiner@thewallstreetgroup.com

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